Filed pursuant to Rule 424(b)(3)

Registration No. 333-243483

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated August 27, 2020)

Summit Midstream Partners, LP

666,667 Common Units

Representing Limited Partner Interests

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated August 27, 2020 (the “prospectus”), relating to up to 666,667 common units representing limited partner interests in Summit Midstream Partners, LP (10,000,000 common units prior to the Partnership’s 1-for-15 reverse unit split on its common units, effective after the market closed on November 9, 2020) to be offered on a secondary basis by the selling unitholders named in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 17, 2020, which is set forth below.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors described under “Risk Factors” beginning on page 6 of the prospectus for a discussion of important risks you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2020 (November 16, 2020)

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Louisiana Street, Suite 4200

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(Registrants’ telephone number, including area code): (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SMLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on September 29, 2020, Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“SMP Holdings”), and Summit Midstream Partners, LLC, a Delaware limited liability company (“Summit Investments”), subsidiaries of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and, for limited purposes, the Partnership, entered into a Transaction Support Agreement (the “TSA”) with an ad hoc group of SMP Holdings’ lenders under the Term Loan Agreement, dated as of March 21, 2017 (the “Term Loan”), among SMP Holdings, as borrower, the lenders party thereto (the “Term Loan Lenders”) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (the “Term Loan Agent”) with respect to a consensual debt discharge and Term Loan restructuring transaction (the “TL Restructuring”). In addition to the ad hoc group of Term Loan Lenders, each of the other Term Loan Lenders either became party to the TSA (thereby becoming a Directing Lender as defined therein) or otherwise provided its consent to the TL Restructuring.

On November 17, 2020 (the “Closing Date”), the TL Restructuring closed, all claims under the Term Loan (the “Term Loan Claims”), including the approximately $155.2 million in principal amount outstanding and all accrued interest thereon under the Term Loan were satisfied and the Term Loan was fully discharged and ceased to exist.

Notice of Default and Strict Foreclosure

On November 16, 2020, the Directing Lenders directed the Term Loan Agent to deliver a notice of default and acceleration (the “Notice of Default”) to SMP Holdings, indicating that a default occurred as a result of SMP Holdings’ failure to pay the amortization payment due on September 30, 2020, as required under Section 2.07(a) of the Term Loan. The Notice of Default declared that the obligations under the Term Loan, totaling approximately $157.6 million, were immediately due and payable. The delivery of the Notice of Default was contemplated by the TSA.

As a result of SMP Holdings’ failure to pay the amounts due upon such acceleration, pursuant to the terms of the TSA and the Strict Foreclosure Agreement, dated as of the Closing Date, between SMP Holdings, Summit Investments and the Term Loan Agent (the “Strict Foreclosure Agreement”), the Directing Lenders directed the Term Loan Agent to execute a strict foreclosure (the “Strict Foreclosure”) on behalf of the Term Loan Lenders on the 2,306,972 common units representing limited partner interests in the Partnership (34,604,581 common units prior to the Partnership’s 1-for-15 reverse unit split on its common units, effective November 9, 2020) held by SMP Holdings and pledged as collateral under the Term Loan (the “Specified Collateral”). Pursuant to the Strict Foreclosure Agreement, on the Closing Date, SMP Holdings and Summit Investments entered into a General Assignment and Bill of Sale, pursuant to which, under Article 9 of the Uniform Commercial Code, SMP Holdings and Summit Investments assigned, transferred and conveyed to the Term Loan Lenders all of their rights and interest in the Specified Collateral.

Pursuant to the Strict Foreclosure, on the Closing Date, the Specified Collateral was distributed to each of the respective Term Loan Lenders on a pro rata basis. In addition, pursuant to the TSA, SMP Holdings paid to each of the Term Loan Lenders its pro rata share of a consent premium of $20.0 million in cash (the “Consent Premium”) and additional consideration of $6.5 million in cash (the “Additional Consideration”). The Specified Collateral, Consent Premium and Additional Consideration were paid to the Term Loan Lenders in full satisfaction of all of SMP Holdings’ obligations under the Term Loan. In exchange, all Term Loan Claims, as well as any claims arising under the DPPO (as defined below), were satisfied, the non-economic general partner interest was released from the collateral package under the Term Loan, and the Term Loan was fully discharged and ceased to exist.

Also on the Closing Date, in connection with the consummation of the TL Restructuring, SMP Holdings, Summit Investments, the Term Loan Agent and the Term Loan Lenders entered into a Mutual Release Agreement (the “Mutual Release”), pursuant to which the parties provided customary mutual releases of all Term Loan Claims, the TL Restructuring, the DPPO and any actions related thereto.

The foregoing descriptions of the Strict Foreclosure Agreement, the General Assignment and Bill of Sale and the Mutual Release do not purport to be complete and are qualified in their entirety by reference to the Strict Foreclosure Agreement, the General Assignment and Bill of Sale and the Mutual Release, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Amendment No. 3 to Contribution Agreement

On the Closing Date, in connection with the TL Restructuring, the Partnership and SMP Holdings entered into Amendment No. 3 (the “Amendment No. 3”) to the Contribution Agreement, dated as of February 25, 2016 (the “Contribution Agreement”), to fully settle (the “DPPO settlement”) the $180.75 million Deferred Purchase Price Obligation (the “DPPO”) that the Partnership owed to SMP Holdings under the Contribution Agreement. In connection with the DPPO settlement, the Partnership made cash payments to SMP Holdings in amounts equal to the Consent Premium, the Additional Consideration and $493,749.96 to pay certain expenses of the Term Loan Agent and the ad hoc group of the Term Loan Lenders incurred in connection with the TL Restructuring.

The foregoing description of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 3, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information regarding the TL Restructuring and the satisfaction of the Term Loan Claims under the Term Loan set forth under Item 1.01 above is incorporated into this Item 1.02 by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The description of the Notice of Default set forth under Item 1.01 above is incorporated into this Item 2.04 by reference.

Item 9.01.	Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Strict Foreclosure Agreement, dated November 17, 2020, by and among Summit Midstream Partners Holdings, LLC, Summit Midstream Partners, LLC and Credit Suisse AG, Cayman Islands Branch.

10.2	General Assignment and Bill of Sale, dated November 17, 2020, by Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LLC.

10.3*	Mutual Release Agreement, dated November 17, 2020, by and among Summit Midstream Partners Holdings, LLC, Summit Midstream Partners, LLC, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch.

10.4	Amendment No. 3 to Contribution Agreement, dated November 17, 2020, by and between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Partnership agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Dated: November 17, 2020	/s/ Marc. D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer

Exhibit 10.1

Certain identified information (indicated by “[***]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

STRICT FORECLOSURE AGREEMENT

This Strict Foreclosure Agreement, dated as of November 17, 2020 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (the “Borrower”), Summit Midstream Partners, LLC, a Delaware limited liability company (the “Parent” and, together with the Borrower, the “Debtors”), and Credit Suisse AG, Cayman Islands Branch, as collateral agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Collateral Agent”).

RECITALS

I. The Borrower is party to that certain Term Loan Agreement, dated as of March 21, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the lenders from time to party thereto (collectively, the “Lenders”), the Collateral Agent and Credit Suisse AG, Cayman Islands Branch, in its capacity the Administrative Agent (as defined therein) (the Administrative Agent and the Collateral Agent, each, an “Agent” and, unless the context requires otherwise, collectively, the “Agents”). All capitalized but undefined terms used herein shall have the meanings as set forth in the Credit Agreement or, if not defined therein, in the Collateral Agreement (as defined below).

II. Pursuant to the Credit Agreement, the Borrower has received Loans and other financial accommodations from the Lenders. As of the Effective Time, (i) the aggregate amount of outstanding Obligations is equal to $157,644,400.00, comprising (A) outstanding Loan principal in an aggregate amount equal to $155,200,000.00 and (B) accrued and unpaid interest and other Obligations (other than the outstanding principal) in an aggregate amount equal to $2,444,400.00 and (ii) there are no outstanding secured Swap Obligations. Accordingly, the Obligations constitute the only outstanding Secured Obligations for all purposes under the Loan Documents and otherwise.

III. In connection with the Borrower’s entry into the Credit Agreement and the Loans and other credit extensions and accommodations made to the Borrower by the Lenders thereunder, the Borrower, as “Grantor”, the Parent, as “Pledgor” and “Guarantor”, and the Collateral Agent entered into that certain Guarantee and Collateral Agreement, dated as of March 21, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Collateral Agreement”), pursuant to which the Parent guaranteed the payment and performance of the Secured Obligations, and the Debtors pledged in favor of the Collateral Agent (acting as agent for the benefit of the Lenders, as ultimate pledgees and beneficiaries of the rights granted under such pledge), and granted to the Collateral Agent (acting as agent for the benefit of the Lenders) a security interest in, and Lien on, the Collateral (including 34,604,581 common units (2,306,972 common units when adjusted for a 1-for-15 reverse common unit split) representing limited partner interests in Summit Midstream Partners, LP (the “SMLP Common Equity”) owned by the Borrower as of March 21, 2017 (such SMLP Common Equity, the “Specified Collateral”)).

IV. Pursuant to the Loan Documents (including Sections 8.01 and 8.15 of the Credit Agreement, and Section 8.14 of the Collateral Agreement) (i) the authority to enforce rights and remedies under the Loan Documents against the Debtors, and the right to institute all actions and proceedings in connection with such enforcement, has been vested in the Collateral Agent for the benefit of the Lenders, and the Secured Parties have appointed, authorized and instructed the Collateral Agent to, as agent on their behalf, take such actions, and to exercise such powers and discretions under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Collateral Agent by the terms hereof or thereof, together with such powers as are incidental thereto and (ii) upon an Event of Default, the Collateral Agent is entitled to exercise in respect of the Collateral all rights and remedies provided for in the Collateral Agreement (including as set forth in Section 6.01 thereof), and all other rights and remedies otherwise available to it at law or in equity, including all rights and remedies of a secured creditor under the UCC (whether or not the UCC applies to the affected Collateral) (including the right under Sections 9-620 through 9-622 of the UCC to accept the Specified Collateral (or to direct the acceptance of the Specified Collateral by the Lenders in accordance with the Loan Documents) in full satisfaction of the Obligations, and the right to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration, foreclosure or otherwise) (collectively, the “Enforcement Rights”), which Enforcement Rights may be pursued separately, successively or simultaneously at the Collateral Agent’s discretion or as directed by the Required Lenders pursuant to the terms of the Credit Agreement.

V. As of the date hereof, (i) certain Events of Default (including an Event of Default pursuant to Section 7.01(b) of the Credit Agreement resulting from the Borrower’s failure to pay the principal amount constituting amortization payment due on September 30, 2020 as required under Section 2.07(a) of the Credit Agreement) (collectively, the “Existing Events of Default”) have occurred and are continuing, and no waiver or forbearance in respect thereof has been provided by any of the Secured Parties and (ii) as a result of the foregoing, (A) all Obligations have been properly, validly and unconditionally accelerated and declared by the Administrative Agent, at the direction of the Required Lenders, to be forthwith due and payable in full in accordance with the Credit Agreement, as set forth in further detail in that certain Notice of Event of Default and Acceleration, dated as of November 16, 2020 (the “Default and Acceleration Notice”) delivered by the Administrative Agent to the Borrower prior to the date hereof and (B) as a result of the Borrower’s failure to pay the amounts due upon acceleration, the Collateral Agent is immediately entitled to exercise all Enforcement Rights, and has been instructed and directed by the Required Lenders to exercise the foreclosure rights available under the UCC and applicable law, and as set forth and described further in this Agreement.

VI. The Debtors, certain Lenders constituting not less than the Required Lenders and certain other persons entered into that certain Transaction Support Agreement, dated as of September 29, 2020 (as modified from time to time, the “Transaction Support Agreement”) setting forth certain agreements with respect to the Existing Events of Default and certain other matters relating to the Obligations, and the parties are entering into this Agreement to effectuate certain transactions contemplated thereby.

VII. Subject to the terms and conditions hereof, the Transaction Support Agreement and the Consent Agreement (as defined in the Transaction Support Agreement), pursuant to Sections 9-620 through 9-622 of the UCC, in lieu of necessitating the Collateral Agent to make a proposal pursuant to Section 9-620 of the UCC or to undertake a foreclosure sale as provided under the Loan Documents and the UCC, the parties hereby agree that, at the Effective Time, the Borrower shall, at the direction of the Collateral Agent (acting in its capacity as the secured party of record with respect to the Specified Collateral for purposes of the UCC, and in its capacity as collateral agent for the Lenders in accordance with the Loan Documents) (which direction shall be deemed to be given by the Collateral Agent automatically at the Effective Time) convey to each Lender entitled to receive the same pursuant to the Loan Documents, the Transaction Support Agreement and the Consent Agreement (or, at such Lender’s election, to such Lender’s designee) (each such Lender or its designee, an “Applicable Transferee”), the relevant Applicable Transferee’s ratable share, calculated in accordance with the Credit Agreement (with respect to each Applicable Transferee, its “Ratable Share”) of the Borrower’s right, title and interest in and to the Specified Collateral, together with the corresponding Ratable Share of $6.5 million in cash (the “Additional Consideration”), in each case, directly or indirectly (including by conveying the same to the Collateral Agent for the account of, and further distribution to, each Applicable Transferee in accordance with this Agreement, the Transaction Support Agreement, the Consent Agreement and/or the Loan Documents, as applicable). In addition, contemporaneously with the conveyance by the Borrower of the Specified Collateral and Additional Consideration as described in the preceding sentence, the Borrower shall pay the Consent Premium (as defined in the Transaction Support Agreement) to each Applicable Transferee entitled to receive the same in accordance with the Transaction Support Agreement and the Consent Agreement (which payment may be made by the Borrower to the Collateral Agent for the account of, and further distribution to, the relevant Applicable Transferee). Upon, and subject to, receipt by the relevant Applicable Transferee of its Ratable Share of the Specified Collateral and Additional Consideration (and (if applicable) the Consent Premium payable to such Applicable Transferee) as described herein, the relevant Applicable Transferee shall be deemed to have accepted the same.

VIII. Each of the Debtors hereby consents, without any objection of any kind or nature, to acceptance of the Specified Collateral and the Additional Consideration (as described in the preceding paragraph) to the Applicable Transferees, which acceptance shall, to the extent permitted under the UCC and applicable law (and, subject to payment of the Consent Premium as required by the Transaction Support Agreement and/or the Consent Agreement), be made in full satisfaction of all then-outstanding Obligations (other than any obligations set forth in the provisions of the Term Loan Agreement and the other Loan Documents that expressly survive termination of the Term Loan Agreement or the other Loan Document pursuant to their terms after giving effect to the Mutual Release Agreement (as defined in the Transaction Support Agreement, the “Mutual Release Agreement”) (such surviving obligations, the “Surviving Obligations”)) (the foregoing transfer and acceptance of the Specified Collateral, the “Strict Foreclosure” and, together with all transactions relating thereto or consummated in connection therewith, the “Strict Foreclosure Transactions”).

IX. The Debtors acknowledge and agree that, in consideration for their consent to this Agreement and the conveyance of the Specified Collateral and the Additional Consideration as described above, and subject to the payment by the Debtors of the Consent Premium, the Debtors are receiving good and valuable consideration in the form of satisfaction in full and discharge of the Obligations (except any Surviving Obligations).

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Debtors and the Collateral Agent (acting at the direction of the Required Lenders) are entering into this Agreement and hereby agree as follows:

1. Incorporation of Recitals; Defined Terms. The Recitals set forth above are true and correct, and are incorporated into, and form an integral, operative and legally valid, binding and fully enforceable material term of, this Agreement and the agreement among the parties contained herein.

2. Transfer and Acceptance.

2.1 Specified Collateral.

(a) At the Effective Time, at the direction of the Collateral Agent (which shall be deemed to have been given hereunder automatically and immediately at the Effective Time), the Borrower hereby assigns, transfers and delivers to the Collateral Agent (for further distribution to the Applicable Transferees of their Ratable Shares thereof in accordance with the terms of the Loan Documents) (or, if directed to do so in writing by the Collateral Agent prior to the Effective Time (such direction, the “Applicable Transferee Distribution Direction”), directly to the respective Applicable Transferees), and the Collateral Agent (or relevant Applicable Transferee, if the Applicable Transferee Distribution Direction has been provided) shall, in accordance with the Credit Agreement and the other Loan Documents, acquire and take assignment and delivery of, the Borrower’s right, title and interest in and to the Specified Collateral, and shall accept payment of the Additional Consideration (or, in the case of an Applicable Transferee, its Ratable Share of the Specified Collateral and Additional Consideration) pursuant to the Strict Foreclosure. For purposes of this Agreement and the Strict Foreclosure, the Collateral Agent and/or each Applicable Transferee that receives Specified Collateral in accordance with this clause (a) shall each constitute a “Specified Collateral Recipient”.

(b) Each of the Debtors acknowledges and agrees that, subject to payment of the Additional Consideration to the Applicable Transferee, upon the assignment, acquisition, delivery and/or transfer (as applicable) of the Specified Collateral as provided above, each Specified Collateral Recipient shall be the sole owner of the relevant portion of the Specified Collateral transferred to it, and shall be entitled to all proceeds of such Specified Collateral of any kind whatsoever, and no Debtor or any Affiliate thereof or any other Person shall be entitled to any such proceeds. Each of the Debtors shall hold, and shall cause each of its Affiliates to hold, for the benefit of and in trust for the Specified Collateral Recipients, all proceeds of the Specified Collateral of any kind whatsoever received by it. Each Debtor shall, immediately following the receipt of any such proceeds by such Debtor or any of its Affiliates, remit (or procure and cause to be remitted) to the Specified Collateral Recipient such proceeds (or, with respect to remittance to an Applicable Transferee, its Ratable Share thereof), and shall not commingle or permit the commingling of such proceeds with any other property of the Debtors or any other Person.

(c) The parties hereby further acknowledge and agree that if, upon consummation of the Strict Foreclosure Transaction, any Specified Collateral is registered in the name of the Collateral Agent, the Collateral Agent is hereby authorized by the Debtors (without the need for any further action or authorization) to take all actions and enter into any and all arrangements deemed by the Collateral Agent (in its discretion or at the direction of any Applicable Transferee) to be reasonably necessary or desirable in order to render any

Applicable Transferee the legal owner of its Ratable Share of the Specified Collateral (including to record and register such Specified Collateral in the name of such Applicable Transferee). Each Debtor hereby appoints the Collateral Agent as its attorney-in-fact, with full power and authority to (x) sign or endorse such Debtor’s name on the Specified Collateral (or any portion thereof) and on such other instruments or documents, in each case, to the extent the Collateral Agent (in its discretion or at the direction of any Applicable Transferee) deems the same to be reasonably necessary or desirable to create, establish, evidence, reflect, maintain, protect and/or enforce (as the case may be) the Collateral Agent’s or any Applicable Transferee’s rights in any Specified Collateral, (y) take any other action to enforce this Agreement and/or exercise the Collateral Agent’s or any Applicable Transferee’s rights in and to the Specified Collateral, and (z) collect or realize any proceeds of the Specified Collateral.

(d) Without limiting anything else herein (including Section 6.8 hereof) or in the Loan Documents, in addition to any other documents required to be delivered by it hereunder or in connection with the Strict Foreclosure Transactions, each Debtor hereby covenants and agrees to promptly deliver to the Collateral Agent or the relevant Applicable Transferee (as the case may be), all information related to the Specified Collateral and Additional Consideration (and, if applicable to the Applicable Transferee, the portion of the Consent Premium due to it pursuant to the Transaction Support Agreement and/or the Consent Agreement) that the Collateral Agent or such Applicable Transferee may reasonably request from time to time.

2.2 Compliance with the UCC.

(a) It is the express intent of the parties hereto that the Strict Foreclosure, including the acceptance and transfer of the Specified Collateral thereunder and as otherwise contemplated by this Agreement, be consummated pursuant to, and shall constitute an “acceptance” of collateral in full satisfaction of the Obligations (except any Surviving Obligations) in accordance with, and to the full extent required by, Sections 9-620, 9-621, 9-622 and any other comparable provision of the UCC. Accordingly, upon the Effective Time, to the extent permitted under the UCC and applicable law, all Liens securing the Obligations shall be deemed to be fully released, and the Credit Agreement and the other Loan Documents shall automatically terminate (except in the case of any provisions thereof that are expressed to survive any satisfaction, discharge, release or termination of the Obligations or Loan Document after giving effect to the Mutual Release Agreement).

(b) Without limiting anything else, for all purposes under the UCC and other applicable law (including the Securities Act of 1933) and the Loan Documents, and including to the extent necessary or desirable to effectuate the Strict Foreclosure in compliance with the requirements for a strict foreclosure pursuant to Sections 9-620, 9-621, 9-622 and each other comparable provision of the UCC, (i) each of the Collateral Agent and the Lenders shall be deemed pledgees of the Applicable Collateral, in each case, subject to the terms of the Loan Documents, and (ii) acceptance of the Specified Collateral in connection with the Strict Foreclosure by the Collateral Agent (as agent for and on behalf of the Lenders pursuant to the Loan Documents) or by the Applicable Transferees in accordance with the Loan Documents, shall, in each case, constitute “acceptance” of collateral by the pledgee for whose benefit the pledge was created, and shall have the same validity and legal force and effect, and, accordingly, shall act as the “acceptance” required to validly and properly effectuate a strict foreclosure pursuant to the UCC, other applicable law and/or the Loan Documents.

(c) The Debtors acknowledge and agree that this Agreement shall be deemed the Debtors’ acceptance and consent to strict foreclosure over, and the Collateral Agent’s or Applicable Transferee’s (as applicable) acceptance of, the Specified Collateral in full satisfaction of the Obligations (except any Surviving Obligations), subject to the other terms and conditions specified herein.

(d) Each Debtor (to the extent of any such right) hereby voluntarily: (i) waives any right to receive a proposal of strict foreclosure pursuant to Section 9-620 of the UCC, (ii) acknowledges that its execution of this Agreement constitutes a “record authenticated after default” for purposes of, and within the meaning of, Section 9-620(c)(2) of the UCC, (iii) agrees to fully cooperate with, and assist in, delivering, and in assigning or otherwise transferring the ownership interests in, and title to, the Specified Collateral, to the Collateral Agent and/or any Applicable Transferee (as applicable), including by executing or delivering such further instruments or documents, or taking such further actions, as are necessary or desirable to effectuate such transfer of ownership and title; (iv) acknowledges that the agreement by the Applicable Transferees and the Collateral Agent (as the case may be) to accept the Specified Collateral pursuant to the Strict Foreclosure is subject to the terms of, and conditional upon satisfaction of all applicable conditions set forth in, this Agreement, the Transaction Support Agreement and the Loan Documents, (v) waives its right to notification of disposition of the Specified Collateral under UCC Sections 9-611, 9-620 and 9-621 or other notification under other applicable law, under the Loan Documents, (vi) waives any right to a public auction of the Specified Collateral to the highest bidder, (vii) waives any right to redeem the Specified Collateral under UCC Section 9-623, the Loan Documents or otherwise, (viii) waives any right to any surplus value in the Specified Collateral under UCC Section 9-608, the Loan Documents or otherwise, (ix) waives any right to object to the transactions contemplated by this Agreement, (x) waives any other rights under the UCC, the Loan Documents, whether legal or equitable, which it may possess in and to the Specified Collateral and (xi) agrees that the transactions contemplated hereby are commercially reasonable.

3. Effective Time.

3.1 Effective Time. The Strict Foreclosure shall be deemed to have been consummated in accordance herewith and the applicable provisions of the UCC, Loan Documents, and Definitive Documents (as defined in the Transaction Support Agreement) on the date hereof immediately and automatically upon satisfaction of each of the following conditions precedent (the time of such satisfaction, the “Effective Time”):

(a) The Debtors shall have executed a General Assignment and Bill of Sale in substantially the form of Exhibit A hereto in favor of each Specified Collateral Recipient, and delivered the same to the Collateral Agent for further distribution to each Specified Collateral Recipient. The Additional Consideration and Consent Premium shall have been received by the applicable Persons entitled to the same pursuant to the applicable terms of the Loan Documents, Transaction Support Agreement and/or the Consent Agreement.

(b) All conditions precedent to the Closing Date (as defined in the Transaction Support Agreement), as set forth in the Transaction Support Agreement, shall have been satisfied or waived in accordance with the terms of the Transaction Support Agreement, as certified to the Collateral Agent (for the benefit of it and the Lenders) in writing on behalf of the Debtors by the secretary or other responsible officer of the Borrower.

(c) Each Debtor shall have delivered to the Collateral Agent (for the benefit of it and the Lenders) a copy of the resolution of the board of managers (or other equivalent body) of such Debtor authorizing such Debtor to enter into this Agreement and the Transaction Support Agreement, and to consummate the Strict Foreclosure Transactions, which resolution shall be certified in writing by the secretary or comparable officer of such Debtor.

(d) The Debtors shall have delivered all books and records relating to the Specified Collateral to the Collateral Agent (for further distribution to the Lenders), other than those subject to attorney-client privilege and/or the attorney work-product doctrine.

3.2 Post-Effective Time Matters. Upon consummation of the Strict Foreclosure at the Effective Time as provided above:

(a) The Borrower and the Collateral Agent (or any person or entity designated by the Borrower or the Collateral Agent as its delegate for this purpose) shall be authorized to file (at the sole cost and expense of the Borrower) the UCC termination statements and other applicable release and termination documentation necessary to effectuate, evidence or reflect in the public record, and/or to notify all applicable parties of, the release, discharge and termination of the Liens and Loan Documents described in Section 2.2(a) above.

(b) Without limiting the foregoing, the Collateral Agent shall be deemed authorized to release, and shall release, the Liens granted to it in favor of the Secured Parties on all property and assets constituting Collateral (other than the Specified Collateral), whereupon the title and interest therein shall be deemed to revert to the Debtor that granted such Lien, or to such other Person as shall be entitled thereto pursuant to applicable law, as the case may be.

4. Representations, Warranties, and Covenants of the Debtors. Each Debtor, for the benefit of the Collateral Agent and Applicable Transferees, represents, warrants and covenants as follows, in each case, at and as of the Effective Time:

4.1 Power and Authority. Such Debtor has all requisite limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

4.2 Governmental Consents. The execution and delivery by such Debtor of this Agreement and the performance by it of this Agreement does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

4.3 No Conflict; No Claims. The execution and delivery by such Debtor of this Agreement, the consummation by it of the Strict Foreclosure Transactions, and the performance by such Debtor of this Agreement does not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Debtor, or any order, judgment or decree of any court or other agency of government binding on such Debtor, (ii) violate any provision of any organizational documents of such Debtor or (iii) violate any material agreement or instrument to which such Debtor is a party or which binds such Debtor or its assets (including the Specified Collateral).

4.4 Binding Obligation. This Agreement has been duly executed and delivered by such Debtor and is the legally valid and binding obligation of such Debtor, enforceable against such Debtor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.5 Title; Rights; Claims.

(a) To the Borrower’s knowledge, the Borrower is the sole legal and beneficial owner of the Specified Collateral, and no Person (other than the Collateral Agent and the Applicable Transferees) has any claim or interest of any kind whatsoever in, or any Lien on (including any security interest in any of the Specified Collateral that is subordinate to the Collateral Agent’s security interest therein as contemplated under Section 9-620(a)(2)(B) and other comparable provisions of the UCC), any of the Specified Collateral or any proceeds thereof as contemplated under Section 9-621(a)(1) and other comparable provisions of the UCC.

(b) All Equity Interests comprised in the Specified Collateral have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights. Other than agreements with, or otherwise in favor of, the Collateral Agent or any of the Applicable Transferees (or any of their respective Affiliates), there are no agreements which may obligate any Debtor or any of their Affiliates to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests comprised in the Specified Collateral.

(c) No Debtor or any of their Affiliates has received an authenticated notification of a claim of an interest in any of the Specified Collateral as contemplated under Sections 9-620 and 9-621 and other comparable provisions of the UCC at any time on or prior to their acceptance, execution and delivery of this Agreement.

(d) As of ten (10) days before each Debtor’s acceptance of this Agreement, (i) no secured party or lienholder (other than the Collateral Agent) held a security interest in, or other Lien, on any of the Specified Collateral, whether perfected by compliance with a statute, regulation, or treaty described in Section 9-311(a) and other comparable provisions of the UCC, or otherwise and (ii) no secured party or lienholder (other than the Collateral Agent) held a security interest in, or other Lien on, any of the Specified Collateral that was perfected by the filing of a financing statement that (x) identified any of the Specified Collateral, (y) was indexed under any Debtor’s name as of such date, and (z) was filed in the office or offices in which to file a financing statement against any Debtor covering any of the Specified Collateral, in each case, as contemplated by Section 9-621(a)(2) and other comparable provisions of the UCC. Accordingly, no Debtor is aware of any Person to whom notice of the Strict Foreclosure is or was required to be sent by the Collateral Agent or any other Secured Party, or any Debtor pursuant to Section 9-621(a) and other comparable provisions of the UCC.

4.6 Liens. The Specified Collateral is subject to the provisions of the UCC and no Debtor is aware of any facts or circumstances that have resulted or may result (as of the moment in time immediately prior to the Effective Time) in the Collateral Agent failing to hold, on behalf of itself and the Lenders, a valid and perfected first priority Lien and security interest on the Specified Collateral.

4.7 Notice of Default; Acceleration; Other Liens.

(a) The Existing Events of Default have occurred and are continuing, and have not been waived by any Agent or Lender, and any forbearance in respect of any of the Existing Events of Default or any matters relating thereto (including any exercise of rights or remedies in connection therewith) provided by the Agent or a Lender will terminate automatically at the Effective Time.

(b) Notice of the occurrence and continuance of the Existing Events of Default has been properly and validly given to such Debtor by the Collateral Agent on behalf of the Secured Parties as required under the Loan Documents upon delivery of the Default and Acceleration Notice, and all other notices required to be delivered and any and all other actions required to be taken in connection with the acceleration of the Obligations have been given or taken, as applicable, and, accordingly, the Obligations have been properly, validly and unconditionally accelerated and declared to be forthwith due and payable in full in accordance with the Credit Agreement. Such Debtor shall not (and hereby irrevocably and unconditionally waives any right it may have to) contest or challenge the validity of the Default and Acceleration Notice or any such other notice described above, or the matters set forth therein (including the acceleration of the Obligations provided for thereunder). Without limiting the foregoing, such Debtor agrees that, in addition to any prior notices delivered by the Collateral Agent, this Agreement also constitutes any notice that may be given or required as a condition precedent to the Collateral Agent exercising any of its Enforcement Rights, and any and all grace or cure periods are hereby irrevocably and unconditionally waived and relinquished by such Debtor.

(c) The outstanding Obligations are due and payable in accordance with the terms of the Loan Documents, and are owed by such Debtor free of any offset, defense or counterclaim, and such Debtor will not (and hereby irrevocably and unconditionally waives any right it may have to) assert any set off, defense or counterclaim to the outstanding Obligations or any portion thereof.

5. Representations, Warranties and Covenants of the Collateral Agent: The Collateral Agent represents and warrants to the Debtors, each as to itself, as follows:

5.1 Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

5.2 Governmental Consents. The execution and delivery by it of this Agreement and the performance by it of this Agreement does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

5.3 No Conflict. The execution and delivery by it of this Agreement and the performance by it of this Agreement does not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to it, or any order, judgment or decree of any court or other agency of government binding on it, or (ii) violate any provision of any of its organizational documents.

5.4 Binding Obligation. This Agreement has been duly executed and delivered by it and is the legally valid and binding obligation of it enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Notwithstanding anything to the contrary in this Agreement, the Transaction Support Agreement or any other document delivered on or prior to the date hereof, the Collateral Agent makes no representations about the validity of the strict foreclosure contemplated hereby or the transfers contemplated hereby, or the enforceability of this Agreement, except to the extent that any such matters are within the Collateral Agent’s power or control.

6. Miscellaneous.

6.1 General. Except as otherwise expressly provided in this Agreement or documents or agreements contemplated by this Agreement, all expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby shall be borne by the party incurring such fees.

6.2 Notice. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or by courier, if mailed by certified mail return receipt requested, postage prepaid, or if sent by written telecommunication or electronic delivery, confirmation of receipt received, as follows:

If to the Collateral Agent, to:

c/o Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, New York 10010

Attn: Sean Portrait

Email: [***]

With a copy sent contemporaneously to:

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, TX 77002

Attention: Robert R. Rabalais

Email: [***]

and the Lenders under the Transaction Support Agreement, at:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attention: Kristopher M. Hansen, Marija Pecar and Isaac Sasson

Email: [***]

If to the Debtors, to:

Summit Midstream Partners Holdings, LLC

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Attention: Megan Davis

Email: [***]

With a copy sent contemporaneously to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christopher J. Marcus, P.C.

Email: [***]

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention Stephen L. Iacovo

Email: [***]

6.3 Entire Agreement. Subject to anything contained in the Loan Documents (as in effect on the date hereof), this Agreement (and the related schedules, exhibits and agreements delivered in connection herewith) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements relating to the subject matter hereof (except the Loan Documents).

6.4 Amendments. No modification, amendment or supplement to, or waiver, forbearance or consent under or with respect to, this Agreement shall be effective without the prior written consent of the Debtors, the Collateral Agent and the Required Directing Lenders (as defined in the Transaction Support Agreement).

6.5 Governing Law. The validity and construction of this Agreement shall be governed by the internal laws of the State of New York without regard to principles of conflicts of laws.

6.6 Sections, Section Headings and Defined Terms. All enumerated subdivisions of this Agreement are herein referred to as “sections” or “subsections.” The headings of the sections and subsections are for reference only and shall not limit or control the meaning thereof. Capitalized terms contained in the exhibit to this Agreement, which are not otherwise defined in such exhibit, shall have the meaning ascribed to them in this Agreement.

6.7 Successors. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, and their respective heirs, successors and assigns.

6.8 Further Assurances. Without limiting anything in Section 2, from time to time, at the written request of another party hereto or of any Applicable Transferee, each party hereto shall (at the expense of the requesting party) execute and/or deliver (as applicable) such instruments, documents and agreements, and take such actions, as, in each case, such requesting party may deem reasonably necessary or desirable in order to effectuate, evidence, reflect or record any of the Strict Foreclosure Transactions, and/or assure that the transfers, purposes and objectives of this Agreement and the Strict Foreclosure Transactions are validly and fully accomplished.

6.9 Applicable Transferee Agreements and Rights; No Other Implied Rights or Remedies. Each Applicable Transferee or other Person that, pursuant to the Strict Foreclosure, accepts any Specified Collateral or otherwise acquires any right, title or interest in or to, any Specified Collateral, shall, by such acceptance or acquisition thereof, as applicable, be automatically and immediately deemed to have consented and agreed to the Strict Foreclosure (including the terms and manner of consummation thereof, and actions and agreements of the Persons involved therein in connection with implementation thereof). Each Debtor agrees that each provision of this Agreement that grants or purports to grant any right or remedy to any Applicable Transferee, or that otherwise requires any Debtor to take any action requested or required by, or comply with any instruction delivered by or on behalf of, any Applicable Transferee (including Section 2.1 and Section 6.8 of this Agreement) is intended for the benefit of, and shall be directly enforceable against such Debtor by, such Applicable Transferee, notwithstanding that such Applicable Transferee shall not be a signatory hereto or direct party hereunder. Except as provided in the preceding sentence, nothing herein is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than the Collateral Agent and the Debtors, any rights or remedies under or by reason of this Agreement.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile, email or other electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement.

6.11 Jurisdiction. The parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

6.12 Avoidance. Notwithstanding any other provision of this Agreement, and including in the event any Debtor becomes a debtor in a case under Title 11 of the United States Code (the “Bankruptcy Code”) subject to the Debtors’ rights under the Bankruptcy Code, in the event that any of the transactions contemplated hereby (including the transfer of the Specified Collateral, or any part thereof) is subsequently rescinded, invalidated, voided, declared to be a fraudulent or preferential transfer or set aside, and/or any property transferred hereby is required to be returned to a trustee, receiver or any other party, whether under any bankruptcy law, state or federal law, common law or equitable cause, or otherwise, then, the liabilities and obligations of the Debtors, the Credit Agreement, the Collateral Agreement and the other Loan Documents, to the extent they remain unsatisfied under the terms of the Credit Agreement, the Collateral Agreement and the other Loan Documents, shall be revived and reinstated, and shall continue in full force and effect until the Collateral Agent has received payment in full on such obligations, and the Debtors hereby agree to perform any and all acts and execute and deliver any and all further instruments that are necessary or required to ensure that the Collateral Agent, for the benefit of the Secured Parties, has a first priority security interest in the Collateral to secure such obligations. The provisions of this Section 6.11 shall survive the Closing.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly respective officers as of the date and the year first above written.

SUMMIT MIDSTREAM PARTNERS HOLDINGS, LLC, as Borrower and Grantor under the Loan Documents, and as a Debtor hereunder

By:	/s/ J. HEATH DENEKE
Name: J. Heath Deneke
Title: President and Chief Executive Officer

SUMMIT MIDSTREAM PARTNERS, LLC, as Pledgor and Guarantor under the Loan Documents, and as a Debtor hereunder

By:	/s/ J. HEATH DENEKE
Name: J. Heath Deneke
Title: President and Chief Executive Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent, on behalf of itself and the Secured Parties pursuant to the Credit Agreement and the other Loan Documents

By:	/s/ Didier Siffer
Name: Didier Siffer
Title: Authorized Signatory

By:	/s/ Megan Kane
Name: Megan Kane
Title: Authorized Signatory

[Signature Page to Strict Foreclosure Agreement]

Exhibit A

GENERAL ASSIGNMENT AND BILL OF SALE

[attached as Exhibit 10.2 to this Current Report on Form 8-K]

Exhibit 10.2

GENERAL ASSIGNMENT AND BILL OF SALE

Reference is made to (i) that certain Strict Foreclosure Agreement, dated as of November 17, 2020 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Strict Foreclosure Agreement”), by and among Summit Midstream Partners Holdings, LLC (“Borrower”) and a Summit Midstream Partners, LLC, as “Debtors”, and Credit Suisse AG, Cayman Islands Branch, as “Collateral Agent” (in such capacity, the “Collateral Agent”) and (ii) that certain Term Loan Agreement, dated as of March 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the lenders from time to party thereto, and the Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Strict Foreclosure Agreement, and, if not defined therein, in the Credit Agreement.

This General Assignment and Bill of Sale is being delivered pursuant to the Strict Foreclosure Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Debtors hereby assign, transfer and convey (and shall be automatically deemed to have assigned, transferred and conveyed at the Effective Time) to each Applicable Transferee set forth on Schedule I hereto, such Applicable Transferee’s Ratable Share (as set forth on Schedule I hereto opposite such Applicable Transferee’s name) of Debtors’ right, title and interest in and to 2,306,972 common units (the “Applicable Units”) representing limited partner interests in Summit Midstream Partners, LP (“SMLP Common Equity”).

Pursuant to, and in accordance with, the Loan Documents, and Article 9 of the Uniform Commercial Code of the State of New York (together with the equivalent provisions of each other relevant jurisdiction, collectively, the “UCC”), the Borrower has pledged, and granted a Lien in favor of the Collateral Agent (for the benefit of the Lenders) on, 2,306,972 units of SMLP Common Equity (the “Specified Collateral”), and the portion of Specified Collateral representing the Applicable Units is hereby sold, assigned, transferred and conveyed to the Applicable Transferees (in accordance with their respective Ratable Shares) by virtue of the provisions of Section 9-620 of the UCC. Upon all Specified Collateral being conveyed to the Applicable Transferees (in their capacity as the Persons entitled thereto under the Loan Documents) in accordance with the Strict Foreclosure Agreement, and upon satisfaction of all other conditions to the Strict Foreclosure set forth in the Strict Foreclosure Agreement and the occurrence of the Effective Time, all Obligations (except any Surviving Obligations) owing to the Applicable Transferees shall be satisfied in full pursuant to the UCC and other applicable law.

The transfer of the Specified Collateral effectuated under this General Assignment and Bill of Sale is made in accordance with, and pursuant to, (i) the UCC and other applicable law, and (ii) the Strict Foreclosure Agreement, the Credit Agreement and the other applicable Loan Documents (including the Collateral Agreement).

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this General Assignment and Bill of Sale to be duly executed as of the 17th day of November, 2020.

SUMMIT MIDSTREAM PARTNERS HOLDINGS, LLC

By:	/s/ J. HEATH DENEKE
Name: J. Heath Deneke
Title: President and Chief Executive Officer

SUMMIT MIDSTREAM PARTNERS, LLC

By:	/s/ J. HEATH DENEKE
Name: J. Heath Deneke
Title: President and Chief Executive Officer

SCHEDULE I

Applicable Transferee	Applicable Units
Delaware Floating Rate Fund, a series of Delaware Group Income Funds	23061
Macquarie Senior Secured Loans Fund	1665
Macquarie/ First Trust Global Infrastructure / Utilities Dividend and Income Fund	16337
ALLIANZGI CONVERTIBLE & INCOME 2024 TARGET TERM FUND	12573
SAN DIEGO COUNTY EMPLOYEES RETIREMENT ASSOCIATION	27850
WEST CLO 2013-1 LTD	35959
WEST CLO 2014-1 LTD	40454
WEST CLO 2014-2 LTD	50972
B&M CLO 2014-1 Ltd	30553
Midwest Operating Engineers Pension Trust Fund	2059
Bank Loan Core Fund	31464
BCM 2014-I ETB, Inc.	23223
BLLC 2019-I ETB, Inc.	18243
BLLC 2019-II ETB, Inc.	6940
Corre Opportunities Qualified Master Fund, LP	36884
Corre Horizon Fund, LP	7495
DoubleLine Income Solutions Fund	33058
DoubleLine Opportunistic Credit Fund	4104
Parallel ETB 2015-1 Ltd.	2861
Parallel ETB 2017-1 Ltd.	4333
Parallel ETB 2018-1 Ltd.	4281
Jefferies LLC	3475
PensionDanmark Pensionsforsikringsaktieselskab c/o Oak Hill Advisors, LP	10034
Pioneer High Income Trust	12271
Pioneer Diversified High Income Trust	5709
Pioneer Floating Rate Fund	6293
Pioneer Floating Rate Trust	23920
Ares XXVII CLO Tax Subsidiary Inc.	12189
Ares XXVIIIR CLO Tax Subsidiary Inc.	13531

Applicable Transferee	Applicable Units
Ares XXIX CLO Tax Subsidiary Inc.	10615
Ares XXXIR CLO Tax Subsidiary Inc.	22374
Ares XXXIIR CLO Tax Subsidiary Inc.	11874
Ares XXXIV CLO Tax Subsidiary Inc.	18999
Ares XXXVR CLO Tax Subsidiary Inc.	10974
Ares XXXVII CLO Issuer Subsidiary Inc.	17083
Ares XXXVIII CLO Tax Subsidiary Inc.	10408
Ares XXXIX CLO Tax Subsidiary Inc.	11874
Ares XL CLO Tax Subsidiary Inc.	17533
Ares XLI CLO Tax Subsidiary Inc.	15166
Ares XLII CLO Tax Subsidiary Inc.	11403
Ares XLIII CLO Tax Subsidiary Inc.	17607
Ares XLIV CLO Tax Subsidiary Inc.	43316
Ares XLV CLO Issuer Subsidiary Inc.	11265
Ares XLVI CLO Tax Subsidiary Inc.	14657
Ares XLVII CLO Tax Subsidiary Inc.	17100
Ares XLVIII CLO Tax Subsidiary Inc.	12843
Ares XLIX CLO Tax Subsidiary Inc.	11332
Apidos CLO XI Blocker B	14803
Apidos CLO XII Blocker A	13380
Apidos CLO XV Blocker A	15164
Apidos CLO XVIII-R Blocker A	19850
Apidos CLO XX Blocker A	14329
Apidos CLO XXI Blocker A	15002
Apidos CLO XXII Blocker A	16707
Apidos CLO XXIII Blocker A	16628
Apidos CLO XXIV Blocker A	14728
Apidos CLO XXIX Blocker A	17321
Apidos CLO XXV Blocker A	21773
Apidos CLO XXVI Blocker A	17265
Apidos CLO XXVII Blocker A	16284
Apidos CLO XXVIII Blocker A	25377
Apidos CLO XXX Blocker A	15946
Apidos CLO XXXI Blocker A	21409

Applicable Transferee	Applicable Units
CVC Credit Partners Global Yield Blocker, LLC	5607
AMMC CLO 20, LIMITED	8990
Blue Cross and Blue Shield of Florida, Inc.	8209
BAYVK R2-FONDS	24437
EAF comPlan II - Private Debt	1824
Chevron Master Pension Trust	5929
GGH US BL Ametrine Sub-Trust a Sub- Trust of Guggenheim Amethyst Trust	2919
Endurance Assurance Corporation	1824
Guggenheim Taxable Municipal Managed Duration Trust	1140
Guggenheim Energy and Income Fund	6894
Guggenheim Credit Allocation Fund	16582
Guggenheim Funds Trust - Guggenheim Hi gh Yield Fund	3781
Guggenheim Funds Trust - Guggenheim Floating Rate Strategies Fund	6894
Guggenheim Funds Trust - Guggenheim Macro Opportunities Fund	15167
Guggenheim Strategic Opportunities Fund	15963
Health Care Service Corporation, a Mutual Legal Reserve Company	5473
I.A.M. National Pension Fund	2280
Maverick Enterprises, Inc.	3792
Midland National Life Insurance Company	17103
GGH Leveraged Loan Fund, A Series Trust of MYL Global Investment Trust	2280
North American Company for Life and Health Insurance	1596
PartnerSelect High Income Alternatives Fund	228
Sonoma County Employees’ Retirement As sociation	1824
ZILUX FCP-SIF - Zilux Senior Loans Global	5017
1828 PPP, LLC	6841
Auburn PPP, LLC	12410
Guggenheim CLO 2019-1 PPP, LLC	13941
Hempstead II PPP, LLC	11082

Applicable Transferee	Applicable Units
Mercer Field II PPP, LLC	60325
Seven Sticks PPP, LLC	15050
GPF SMLP, LLC	24096
City National Rochdale Fixed Income Opportunities Fund	14133
Mountain View CLO IX Tax Sub LLC	16978
Mountain View CLO X Tax Sub LLC	34717
Mountain View CLO XIV Tax Sub LLC	28390
Mountain View CLO 2013-1 Tax Sub LLC	12336
Mountain View CLO 2014-1 Tax Sub LLC	8981
Mountain View CLO 2016-1 Tax Sub LLC	8152
Mountain View CLO 2017-1 Tax Sub LLC	20683
Mountain View CLO 2017-2 Tax Sub LLC	10334
Virtus Seix Floating Rate High Income Fund	114583
Credit Suisse Loan Funding LLC	128892
BNPP IP CLO 2014-I, Ltd.	21719
BNPP IP CLO 2014-II, Ltd.	21719
PPM Floating Rate Income Fund	412
JNL/PPM America Floating Rate Income Fund	16064
PPM CLO 2018-1 Ltd.	8232
PPM CLO 3 Ltd.	6639
Wind River Fund, LLC	14512
TCI-Flatiron CLO 2016-1 Equity Holdings LLC	6030
TCI-Flatiron CLO 2017-1 Equity Holdings LLC	9653
TCI-Flatiron CLO 2018-1 Equity Holdings LLC	6359
Flatiron CLO 2015-1 Equity Holdings LLC	4822
Flatiron CLO 2017-1 Equity Holdings LLC	5063
Flatiron CLO 2018-1 Equity Holdings LLC	7875
Flatiron CLO 2019-1 Equity Holdings LLC	6897
New York Life Insurance Company	3051
New York Life Insurance and Annuity Corporation	2120
MainStay Floating Rate Fund, a series of MainStay Funds Trust	15430

Applicable Transferee	Applicable Units
MainStay VP Floating Rate Portfolio, a series of MainStay VP Funds Trust	8438
CIFC 2012-II-R Blocker 1 LLC	5723
CIFC 2013-III-R Blocker 1 LLC	4483
CIFC 2013-IV Blocker 1 LLC	2353
CIFC 2014 Blocker 1 LLC	9438
CIFC 2014-III Blocker 1 LLC	5200
CIFC 2014-II-R Blocker 1 LLC	5136
CIFC 2014-IV-R Blocker 1 LLC	4460
CIFC 2014-V Blocker 1 LLC	8839
CIFC 2015-I Blocker 1 LLC	9018
CIFC 2015-II Blocker 1 LLC	6750
CIFC 2015-III Blocker 1 LLC	4969
CIFC 2015-IV Blocker 1 LLC	3593
CIFC 2015-V Blocker 1 LLC	3269
CIFC 2016-I Blocker 1 LLC	4985
CIFC 2017-I Blocker 1 LLC	24597
CIFC 2017-II Blocker 1 LLC	14627
CIFC 2017-III Blocker 1 LLC	17167
CIFC 2017-IV Blocker 1 LLC	10563
CIFC 2017-V Blocker 1 LLC	20481
CIFC 2018-I Blocker 1 LLC	10813
CIFC 2018-III Blocker 1 LLC	11787
CIFC 2018-V Blocker 1 LLC	8082
CIFC 2019-I Blocker 1 LLC	24698
CIFC 2019-II Blocker 1 LLC	36486
CIFC 2019-III Blocker 1 LLC	37566
CIFC 2019-IV Blocker 1 LLC	14384
CIFC Loan Opportunity Fund Blocker 1 LLC	12824
CIFC Loan Opportunity Fund II Blocker 1 LLC	9618
JSS Special Investments FCP (SIF) - JSS Senior Loan Fund	38171
Total	2,306,972

Exhibit 10.3

Certain identified information (indicated by “[***]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

MUTUAL RELEASE

This Mutual Release (this “Release”) is entered into as of November 17, 2020 by and among: (a) Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“SMPH”) and Summit Midstream Partners, LLC, a Delaware limited liability company (together with SMPH, the “Company”); (b) each of the Lenders (as defined in the Credit Agreement referred to below) party hereto (collectively, the “Consenting Lenders” and, each individually, a “Consenting Lender”), and (c) Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the Lenders (in such capacities, the “Term Loan Agent”). The Consenting Lenders, the Term Loan Agent, and the Company are each referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.

RECITALS

WHEREAS, on the date hereof, the Company, the Lenders (including the Consenting Lenders), and the Term Loan Agent are parties to that certain term loan agreement, dated as of March 21, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date hereof in accordance with the terms thereof, the “Credit Agreement”), pursuant to which the Lenders thereunder made certain loans and other financial accommodations to the Company;

WHEREAS, as of the date hereof, certain Events of Default have occurred and are continuing (the “Existing Events of Default”), and none of such Existing Events of Default have been cured or waived;

WHEREAS, as a result of the Existing Events of Defaults, the Obligations have been accelerated in accordance with the Credit Agreement and, as a result of the Company’s failure to pay the amounts due upon such acceleration, in accordance with the terms of the Loan Documents, the Required Lenders have directed the Term Loan Agent to consummate a strict foreclosure, and, in connection therewith, the Company and certain Consenting Lenders have entered into that certain Transaction Support Agreement, dated as of September 29, 2020 (as modified from time to time, the “TSA”), and the Company and Term Loan Agent have entered into that certain Strict Foreclosure Agreement, dated as of November 17, 2020 (as modified from time to time, the “Strict Foreclosure Agreement”); and

WHEREAS, in connection with the consummation of the strict foreclosure and other transactions contemplated by, relating to, or otherwise consummated in connection with, the TSA and Strict Foreclosure Agreement (collectively, the “Transaction”), each of the Parties have agreed to execute and deliver this Release.

1

AGREEMENT

NOW, THEREFORE, for the mutual promises, covenants and obligations set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, (i) capitalized terms not defined herein that are defined in the Credit Agreement or the TSA shall have the meanings ascribed to them in the Credit Agreement or the TSA, as applicable; and (ii) the following terms shall have the meanings ascribed to them in this Section 1:

(a) “Causes of Action” means any cause of action (including any avoidance action, right or claim arising under, pursuant to or set forth in sections 362, 506(c), 510, 542 through 550, 553 or 558 of the Bankruptcy Code or any state law equivalent), claim, controversy, counterclaim, cross claim, right of setoff, claim on contracts or for breaches of fiduciary duties imposed by law or in equity, demand, right, action lien, indemnity, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, franchise or recoupment of any kind or character whatsoever, assertable directly, indirectly or derivatively (including under alter ego theories), choate or inchoate, fixed or contingent, direct or indirect, disputed or undisputed, foreseen or unforeseen, known or unknown, liquidated or unliquidated, matured or unmatured, secured or unsecured, suspected or unsuspected, whether arising before, on, or after the Effective Time (as defined in Section 4(c) below), in contract or in tort, under statute, in law or in equity, or pursuant to any other theory of law or equity.

(b) “Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending or, (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, (1) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order and (2) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired.

(c) “Person” means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, estate, trust, governmental unit, or other entity, whether acting in an individual, fiduciary or other capacity.

(d) “Related Persons” means, as to any Person, such Person’s current and former direct and indirect subsidiaries, affiliates, members, managing members, funds, managers, officers, directors, agents, financial advisors, principals, accountants, investment bankers, consultants, attorneys, professionals, partners, other “controlling persons” (within the meaning of the United States federal securities laws) and other representatives (and each of their direct and indirect subsidiaries, affiliates, members, managing members, funds, managers, officers, directors, agents, financial advisors, principals, accountants, investment bankers, consultants, attorneys, professionals, partners, other “controlling persons” (within the meaning of the United States federal securities laws) and other representatives), solely in each case acting in such capacity in connection with the Transaction or the Credit Agreement, and any Person claiming by or through any of them.

(e) “Released Party” or “Released Parties” means the following, individually and collectively, as applicable: (a) the Company, (b) the Consenting Lenders; (c) the Term Loan Agent, (d) the Related Persons of each of the foregoing and (e) each of the predecessors and successors in interest and assigns of each of the foregoing.

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(f) “Releasing Party” or “Releasing Parties” means the following, individually and collectively, as applicable, in its capacity as such, for and on behalf of itself and its Related Persons: (a) the Company; (b) the Consenting Lenders; (c) the Term Loan Agent and (d) each of the predecessors and successors in interest and assigns of each of the foregoing.

(g) “Restructuring Claims” has the meaning given thereto in Section 2(a).

2. Releases.

(a) Releases by the Releasing Parties. For good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, from and after the Effective Time, subject to clause (b) below, each of the Released Parties and their respective assets and properties shall be deemed unconditionally, irrevocably and forever released and discharged by each and all of the Releasing Parties from any and all Causes of Action that any such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or by, through or on behalf of the holder of any claim or ownership interest in a Releasing Party, or that any holder of any claim or ownership interest in such Releasing Party could have asserted by, through or on behalf of such Releasing Party, based on or relating to, or in any manner arising from, in whole or in part: (i) the Transaction, and the Company’s recapitalization efforts, restructuring efforts, or other action or service (including service on the board of directors of the Company) associated or related thereto; (ii) the Credit Agreement or the other Loan Documents; or (iii) any other act or omission, transaction, agreement, event, or other occurrence relating to the Company and taking place at or before the Effective Time, in each case, relating to the Credit Agreement, the other Loan Documents, and/or any of the Obligations (the foregoing, collectively, the “Restructuring Claims”). Each Releasing Party agrees and covenants not to assert or prosecute, or assist or otherwise aid any other Person in the assertion or prosecution of, any Restructuring Claims being released pursuant to this clause (a) against any of the Released Parties.

(b) Limitation of Releases. Notwithstanding anything in clause (a) above, the Parties agree that the releases in clause (a) above shall not apply to (and the term Restructuring Claims shall not include and shall not be construed to include) any of the following: (A) any of the rights of any Releasing Party to enforce this Release, any Definitive Documents or the TSA, and any Causes of Action under, or arising pursuant to, this Release, any Definitive Documents or the TSA, or any breaches hereunder or thereunder (including, without limitation, any breach of any representations and warranties hereunder or thereunder), (B) any Causes of Action against any Person who does not execute and deliver this Release (or a joinder hereto) or any such Person’s Related Persons, (C) any indemnification obligations owed by the Company or its Related Persons in favor of any of the Lenders or the Term Loan Agent (or their respective Related Persons) arising out of, or related to, this Release, any of the Loan Documents, the Definitive Documents, the TSA, or the consummation of the Transaction, (D) any rights of contribution between or among the Releasing Parties or exculpation by and among the Releasing Parties, (E) any Causes of Action by any Releasing Party against any Person other than the Released Parties, (F) any Causes of Action relating to any matters or obligations arising, any agreements entered into or delivered, any actions taken by any Person, or any transactions consummated, at or after the Effective Time (after giving effect to the Strict Foreclosure and entry into any Definitive Documents that are become effective concurrently with the Effective Time), and (G) any Causes of Action for gross negligence, willful misconduct, or actual fraud (in each case as determined by a Final Order of a court of competent jurisdiction).

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The Parties further acknowledge and agree that, notwithstanding anything to the contrary herein, all releases, representations, warranties, covenants and other agreements made in this Release by any Consenting Lender that is a separately managed account or fund of an investment manager signatory hereto are being made only with respect to the assets or interests (and any Causes of Action related thereto) managed by such investment manager on behalf of such Consenting Lender, and shall not apply to (or be deemed to be made in relation to) any assets or interests (and any Causes of Action related thereto) that may be beneficially owned by such Consenting Lender that are not held through accounts or funds managed by such investment manager.

(c) No Reliance And No Duty To Disclose. Each of the Parties hereto, on behalf of itself and its Related Parties, in any capacity, agrees and acknowledges that (a) except as expressly provided in this Agreement, no other Party hereto or any other Released Party, in any capacity, has warranted or otherwise made any representations to it or any of its Related Parties concerning any Restructuring Claim (including any representation concerning the existence, nonexistence, validity or invalidity of any Restructuring Claim) and no Releasing Party has relied on any Released Party in providing the releases and covenants not to sue in this Article 2, (b) the validity and effectiveness of the foregoing releases and covenants not to sue in this Article 2 do not depend in any way on any such representations or warranties or the accuracy, completeness or validity thereof, (c) no other Party hereto or any other Released Party, in any capacity, has any duty to disclose or provide any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected) to it or any other Releasing Party, including any facts or documents which, if known by any Releasor, might have caused such Releasor or any Party hereto to which such Releasing Party is affiliated not to execute and deliver this Release and/or any of the other Definitive Documents, and (d) subject to Section 2(b), each such release and covenant not to sue shall remain in full force and effect even if any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) were not disclosed or provided (whether intentionally, unintentionally, or otherwise) by any Released Party to any Releasing Party, which facts or documents, if known by such Releasing Party, might have caused such Releasing Party or any Party hereto to which such Releasing Party is affiliated not to execute and deliver this Release and/or any of the other Definitive Documents. Nothing contained herein is intended to impair or otherwise derogate from any of the representations, warranties, or covenants expressly set forth in this Agreement or in the other Definitive Documents.

(d) Waiver of Statutory Limitations on Release. Except as otherwise set forth herein or as prohibited by law or statute, it is the intention of each Party to extinguish all released Causes of Action and consistent with such intention, each Party hereby expressly waives his, her, or its rights to the fullest extent permitted by law, to any benefits of the provisions of Section 1542 of the California Civil Code or any other similar state law, federal law, or principle of common law, which may have the effect of limiting the releases set forth herein, which reads in full as follow:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(e) Each Party acknowledges that he, she, or it may discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of the releases granted herein, but acknowledges that it is his, her, or its intention to fully, finally, and forever settle, release and discharge any and all Restructuring Claims hereby known or unknown, suspected or unsuspected, which do or do not exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

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(f) Notwithstanding anything to the contrary herein, nothing in this Release shall prohibit or impede any Party hereto from communicating, cooperating or filing a complaint with any U.S. federal, state or local law enforcement branch, agency or entity (collectively a “Governmental Entity”) with respect to any possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures relating thereto to any such Governmental Entity, in each case, that are protected under the whistleblower provisions of any provision of such law or regulation, provided that in each case (i) such communications and disclosures are consistent with applicable law and made in good faith and (ii) the information subject to such disclosure was not obtained by a Party through a communication that was subject to attorney-client privilege, unless disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d), applicable state attorney conduct rules, or otherwise.

(g) Notwithstanding anything to the contrary set forth herein, each of the Parties hereby expressly reserves all of its defenses to any Cause of Actions that may be asserted against any of them by any other Party, including, but not limited to, any defense that this Release releases any asserted Restructuring Claim.

3. Released Party Representations, Warranties and Covenants.

Each Released Party party hereto represents and warrants, after due inquiry and reasonable investigation, that, as of the Effective Time, neither it, nor any of its directors or officers is aware of any current or potential indemnification claims or other Causes of Action against it or any of them, or any facts or circumstances that would give rise to any potential indemnification claim or other Cause of Action.

4. Miscellaneous.

(a) Successors and Assigns. All covenants, rights, obligations and other agreements contained in this Release by, through or on behalf of any of the Parties bind and inure to the benefit of such Party and its respective successors and permitted assigns, whether so expressed or not. This Release, and the rights and obligations of each Party, shall not be assigned by such Party without prior written consent of the other Parties.

(b) Entire Agreement. This Release contains the entire understanding of the Parties with respect to the releases set forth herein.

(c) Effectiveness; Amendments. This Release (including the releases provided for herein, and the Parties’ respective rights and obligations hereunder) shall become automatically effective (and may be enforced by and against each Party hereto) as of the later of the time that (i) each Party hereto has executed and delivered this Release and (ii) the Closing Date (as defined in the Strict Foreclosure Agreement) has occurred (the “Effective Time”). For the avoidance of doubt, prior to the Effective Time, (x) none of the provisions of this Release shall be valid, binding or enforceable and (y) no Person shall be permitted to rely on, or shall have any rights or remedies with respect to, this Release. No modification, amendment or supplement to, or waiver, forbearance or consent under or with respect to, this Release (including any provision hereof, or any rights or obligations hereunder or arising in connection herewith) shall be effective without the prior written consent of each Party hereto.

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(d) Severability. Any provision of this Release that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Counterparts. This Release may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all the Parties. This Release may be executed and delivered by facsimile, email, or otherwise and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

(f) Headings. The headings of the sections and subsections of this Release are inserted for convenience only and shall not affect the interpretation hereof.

(g) Governing Law. This Release shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the laws of the State of New York that would permit the application of the laws of a jurisdiction other than the State of New York.

(h) Jurisdiction and Process; Waiver of Jury Trial.

i.

Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceedings of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other Party that in any way relates to this Release in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and the Parties irrevocably and unconditionally submit to the jurisdiction of such courts and agree that all claims in respect of any such action, litigation or proceeding relating to this Release may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. To the fullest extent permitted by applicable law, in connection with any such action, litigation or proceeding relating to this Release, the Parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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ii.	The Parties hereby waive trial by jury in any action brought on or with respect to this Release, or any other documents executed in connection herewith.

(i) Specific Performance. Each Party recognizes and acknowledges that a breach by such Party of any of its covenants or agreements contained in this Release may cause the other Parties to sustain damages for which such other Parties may not have an adequate remedy at law for money damages, and, therefore, such Party agrees that, in the event of any such breach by it, the other Parties may be able to seek the remedy of specific performance of one or more such breached covenants and agreements and injunctive and certain other equitable relief in addition to any other remedy to which such other Parties may be entitled, at law or in equity.

(j) Remedies Cumulative. All rights, powers and remedies provided under this Release or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(k) No Waiver. The failure of any Party to exercise any right, power, or remedy provided under this Release or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

(l) Several, Not Joint, Obligations. The agreements and obligations of each of the Parties under this Release are, in all respects, several and not joint.

(m) Parties’ Use of Legal Counsel And Construction Of Release. Each Party hereby acknowledges that it has had the opportunity to be advised by its own legal counsel in connection with the negotiation, drafting, execution, and delivery and consummation of this Release. The Parties agree and acknowledge that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release or any amendments, exhibits or schedules hereto. Each Party has entered into this Release freely and voluntarily, without coercion, duress, distress or under influence by any other Persons or its respective shareholders, directors, officers, partners, agents or employees. Each of the Parties hereby acknowledges that (i) it has read this Release and knows its contents, (ii) it understands the terms and consequences of this Release, and (iii) the terms of this Release are fair and reasonable.

(n) Compromise; No Admission of Wrongdoing. This Release is entered into in compromise of disputed claims and defenses constituting the Restructuring Claims. No act or agreement in furtherance of the Release shall be construed in any way as an admission of fault, wrongdoing, or liability on the part of any Party and, for the avoidance of doubt, notwithstanding anything to the contrary, each Party hereby denies (and shall be deemed to deny) any fault, wrongdoing, or liability for any and all claims and Causes of Action, and no settlement of any Causes of Action against any such Party shall be permitted without such Party’s prior written consent. Neither this Release, nor any of its terms, shall be offered by any of the Parties in evidence in any arbitral, civil, criminal, administrative, or other proceeding as a concession or admission of fault, wrongdoing or liability; provided, that nothing in this section shall prevent any Party from using or offering this Release in evidence in any proceeding to enforce and/or effectuate the terms of this Release.

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(o) No Third Party Rights. The provisions of this Release are for the benefit of the Parties, and unless otherwise provided herein, no other Person shall have any right or claim against any Party by reason of this Release or any provision hereof or be entitled to enforce any provision of this Release. Notwithstanding the foregoing, for the avoidance of doubt, the Released Parties may enforce the provisions of this Release, as set forth herein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Release is entered into as of the date first written above.

Summit Midstream Partners Holdings, LLC

By:	/s/ J. HEATH DENEKE
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

Summit Midstream Partners, LLC

By:	/s/ J. HEATH DENEKE
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

[Summit Midstream – Mutual Release Agreement]

[***]

[Summit Midstream – Mutual Release Agreement]

Credit Suisse AG, Cayman Islands Branch:

By:	/s/ DIDIER SIFFER

Name:	Didier Siffer

Title:	Authorized Signatory

By:	/s/ MEGAN KANE

Name:	Megan Kane

Title:	Authorized Signatory

Exhibit 10.4

AMENDMENT NO. 3 TO CONTRIBUTION AGREEMENT

This Amendment No. 3 (the “Amendment”) to that certain Contribution Agreement between Summit Midstream Partners Holdings, LLC (“SMP Holdings”) and Summit Midstream Partners, LP (“Summit MLP”), dated February 25, 2016, as amended (the “Contribution Agreement”), is made and entered into as of November 17, 2020 (the “Effective Time”), by and between SMP Holdings and Summit MLP, who shall hereinafter be collectively referred to as the “Parties.” Capitalized terms used and not defined herein shall have the meanings given to such terms in the Contribution Agreement.

RECITALS

WHEREAS, on September 29, 2020, SMP Holdings and the Summit MLP entered into that certain Transaction Support Agreement (the “TSA”) with the Directing Lenders (as defined in the TSA) to facilitate a proposed consensual restructuring of that certain term loan credit agreement (the “Term Loan”), dated as of March 21, 2017, by and between SMP Holdings and the lenders party thereto (the “Term Loan Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (the “Term Loan Agent”), on the terms set forth in the TSA and as specified in the term sheet attached thereto as well as in the Strict Foreclosure Agreement (the “Strict Foreclosure Agreement”) dated the date hereof (such transactions, the “TL Restructuring”);

WHEREAS, Summit MLP owes SMP Holdings Remaining Consideration (as defined in the Contribution Agreement) of $180,750,000.00 under the Contribution Agreement;

WHEREAS, the TSA provides that, as part of the TL Restructuring, in complete satisfaction of Summit MLP’s obligation to pay the Remaining Consideration to SMP Holdings under the Contribution Agreement, Summit MLP will (i) pay to SMP Holdings cash in the amount of $20,000,000.00, which will be used by SMP Holdings to pay a consent premium to the Term Loan Lenders (the “Consent Premium”); and (ii) pay to SMP Holdings cash in the amount of $6,500,000.00, which will be used by SMP Holdings to pay additional consideration to the Term Loan Lenders (the “Additional Consideration”);

WHEREAS, the Directing Lenders have directed the Term Loan Agent to execute a strict foreclosure against the 2,306,972 common units representing limited partner interests in Summit MLP (34,604,581 common units prior to Summit MLP’s 1-for-15 reverse unit split of its common units, effective November 9, 2020) pledged as collateral under the Term Loan, in full satisfaction of all of the Term Loan Lenders’ claims and all of SMP Holdings’ obligations under the Term Loan, pursuant to the terms of the Strict Foreclosure Agreement;

WHEREAS, on the date hereof, SMP Holdings will (i) pay the Consent Premium and the Additional Consideration to the Term Loan Lenders, (ii) pay the Term Loan Agent Fees and Expenses (as defined in the TSA) to the Term Loan Agent and (iii) pay the Ad Hoc Group Fees and Expenses (as defined in the TSA) to the Ad Hoc Group (as defined in the TSA);

WHEREAS, Section 10.5 of the Contribution Agreement provides that any term or condition of the Contribution Agreement may be waived at any time by the Party that is entitled to the benefit thereof;

WHEREAS, Section 10.6 of the Contribution Agreement provides that Summit MLP cannot execute any amendment, supplement or modification of the Contribution Agreement without the consent or approval of the Conflicts Committee;

WHEREAS, pursuant to this Amendment, SMP Holdings hereby waives the requirements of Section 10.6 of the Contribution Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties do hereby agree as follows:

1.    Amendment to Definitions. With effect from the Effective Time, the defined term “Remaining Consideration” in the Contribution Agreement shall be amended and restated in its entirety to read as follows:

“Remaining Consideration” means an amount equal to $0.00.

2.    Amendment to Consideration. With effect from the Effective Time, Section 2.2 of the Contribution Agreement shall be amended and restated in its entirety to read as follows:

2.2

Consideration. Summit MLP, in complete satisfaction of its obligation to pay the Remaining Consideration, agrees to pay SMP Holdings cash in the amount of $26,500,000.00 and contributes to SMP Holdings $493,749.96 in cash to pay the Term Loan Agent Fees and Expenses to the Term Loan Agent and to pay the Ad Hoc Group Fees and Expenses to the Ad Hoc Group.

3.    No Waiver; Effect of Amendment. Except as expressly stated herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise modify the rights and remedies of the Parties to the Contribution Agreement, and except as expressly amended hereby, the Contribution Agreement is hereby confirmed and ratified and shall remain unchanged and in full force and effect. From and after the Effective Time, each reference in the Contribution Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Contribution Agreement shall mean and be a reference to the Contribution Agreement as amended by this Amendment.

4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be effective as delivery of an original executed counterpart of this Amendment.

5.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AMENDMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF

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ANOTHER JURISDICTION’S LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AMENDMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT WITHOUT PREJUDICE TO THE TERMS OF PARAGRAPH 8 BELOW, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

6.    Dispute Resolution and Arbitration; Additional Miscellaneous Terms. The provisions of Section 1.2, Section 7.9, Section 7.10 and Article X of the Contribution Agreement shall apply mutatis mutandis to this Amendment, and to the Contribution Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

SUMMIT MIDSTREAM PARTNERS HOLDINGS, LLC		SUMMIT MIDSTREAM PARTNERS, LP
By: Summit Midstream GP, LLC

By:	/s/ MARC D. STRATTON	By:	/s/ J. HEATH DENEKE
Name: Title:	Marc D. Stratton Executive Vice President and Chief Financial Officer	Name: Title:	J. Heath Deneke President and Chief Executive Officer

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